EXPENSE CONTRACT

This Expense Contract, dated as of February 1, 2019, (the “Agreement”), is made and entered into by and between each of the Trusts listed on Schedule A hereto, each a Massachusetts business trust which may issue one or more series of shares of beneficial interest (each a “Trust”), on behalf of each of the Funds listed on Schedule A, as may be amended from time to time (each a “Fund” and collectively the “Funds”), and Fidelity Management & Research Company, a Massachusetts corporation (the “Manager”).

WHEREAS, each Trust, on behalf of the applicable Funds, and the Manager have entered into a Management Contract (the “Management Agreement”) pursuant to which the Manager has agreed to furnish investment advisory and other services in return for an annualized management fee;

WHEREAS, the Management Agreement provides that the Manager will pay certain expenses of the Fund out of the management fee but is not obligated to pay expenses allocable to any class; and

WHEREAS, each Trust and the Manager have determined that it is appropriate and in the best interest of the Funds and its shareholders to maintain the expenses of the classes listed on Schedule A (each a “Class”), of the Funds, as applicable, at a fixed annualized expense rate.

NOW THEREFORE, the parties hereto agree as follows:

1. EXPENSE PROVISION. Until this Agreement shall be amended or terminated pursuant to Section 2 or Section 5 hereof, the Manager agrees, with respect to the Class, as applicable, to pay or provide for the payment of any fees or expenses allocated at the Class level and applicable to that Class, if any, such that the ordinary expenses incurred by the Class, as applicable, in any fiscal year (excluding interest, taxes, fees and expenses of the Independent Trustees of the Trust, extraordinary expenses, as well as non-operating expenses such as brokerage commissions and fees and expenses associated with the Funds’ securities lending program, if applicable, and, if excluded under a Fund’s Management Agreement, proxy and shareholder meeting expenses) will not exceed the expense rate on Schedule A on an annual basis. For avoidance of doubt, it is understood that this Agreement shall not apply to any other Class other than those specified on Schedule A.

2. AMENDMENTS. This Agreement may not be amended to increase the fees or expenses payable by a Class except by a vote of a majority of the Board of Trustees of the Trust; provided that all other amendments may be approved by mutual consent of the parties without a shareholder vote.

3. INTERPRETATION. Nothing herein contained shall be deemed to require each Trust or the Funds to take any action contrary to the Trust’s Declaration of Trust or Bylaws, each as in effect from time to time, or any applicable statutory or regulatory requirement, including without limitation any requirements under the Investment Company Act of 1940 (the “1940 Act”), to which it is subject or by which it is bound, or to relieve or deprive each Trust’s Board of Trustees of its responsibility for or control of the conduct of the affairs of the Trust or the Fund.

4. DEFINITIONS. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from the terms and provisions of the Management Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to the Management Agreement.

5. TERMINATION. This Agreement will automatically terminate upon termination of the Management Agreement between the Fund and the Manager.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of the date first above written.

Fidelity Management & Research Company

By: /s/Christopher J. Rimmer

Christopher Rimmer

Treasurer

Fidelity Concord Street Trust,

on behalf of the Funds listed on Schedule A

By: /s/Stacie M. Smith

Stacie M. Smith

President and Treasurer

Fidelity Salem Street Trust,

on behalf of the Funds listed on Schedule A

By: /s/Laura Del Prato

Laura Del Prato

President and Treasurer